Exhibit 23.3

Consent of Grandall Law Firm (Shanghai)

July 10, 2012

LDK Solar Co., Ltd.

Hi-Tech Industrial Park

Xingyu City

Jiangxi Province 338032

People’s Republic of China

Ladies and Gentlemen:

We hereby consent to (i) the use of our name under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the registration statement on Form F-3 (the “Registration Statement”) filed by LDK Solar Co., Ltd. (the “Company”) with the U.S. Securities and Exchange Commission on the date hereof in connection with the registration under the United States Securities Act of 1933, as amended, of (a) ordinary shares, par value $0.10 each, of the Company (including ordinary shares represented by American depositary shares), (b) preferred shares, (c) warrants, (d) stock purchase contracts, (e) equity-linked securities, and (f) any combination of the foregoing, (ii) the use of our name in documents incorporated by reference in the Registration Statement, (iii) the references to us under the caption “Experts” in the Registration Statement, and (iv) to the filing of this letter as an exhibit to the Registration Statement, each as such Registration Statement may be amended or supplemented from time to time.

Our offices are located at 45th Floor, Nan Zheng Building, 580 West Nanjing Road, Shanghai 200041, People’s Republic of China.

Very truly yours,

/seal/ Grandall Law Firm (Shanghai)